Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Frontier Communications Parent, Inc.

(Exact Name of Registrant as

Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c) and (h)	9,916,334(2)	$25.72(3)	$255,048,110.48	$147.60 per $1,000,000	$37,645.10

Total Offering Amounts					$255,048,110.48		$37,645.10

Total Fee Offsets							—

Net Fee Due							$37,645.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.01 par value per share (the “Common Stock”) of Frontier Communications Parent, Inc. (the “Registrant”) which become issuable under the Registrant’s 2024 Management Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Represents 9,916,334 shares of Common Stock authorized for issuance under the 2024 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $25.72 per share, which is the average of the high and low prices of the Registrant’s Common Stock on May 24, 2024, as reported on the NASDAQ.